Exhibit 12.01



                   SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In millions, except ratio)




                                              Three months ended
                                                   March 31,
                                             --------------------
                                               1996          1995
                                               ----          ----



Earnings before income taxes                  $ 366         $ 175
                                              -----         -----


Interest expense                                350           315

Portion of rentals deemed
  to be interest                                 15            15
                                              -----         -----


  Total fixed charges                           365           330
                                              -----         -----

Earnings before income taxes and
  fixed charges                               $ 731         $ 505
                                              =====         =====

Ratio of earnings to fixed charges             2.00          1.53
                                              =====         =====